Exhibit 99.9

CONSENT OF PAK LUN PATRICK, AU

SONIC LIGHTING, INC. (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”), registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the Registration Statement as a Director appointee.

Dated: August 6, 2025

/s/ Pak Lun Patrick Au
Pak Lun Patrick, AU